Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

                EMPLOYMENT AGREEMENT (the “Agreement”) dated as of December 29, 2006 (the “Effective Date”) between Tyco Healthcare Ltd., a Bermuda corporation (“Company”) and Richard J. Meelia (“Executive”).

W I T N E S S E T H:

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                WHEREAS, Company is a wholly-owned subsidiary of Tyco International Ltd., a Bermuda corporation (“Parent”) and, along with its subsidiaries, currently does business as Parent’s “Healthcare” business segment; and

                WHEREAS, Executive is currently employed by Tyco Healthcare Group LP and serves as Chief Executive Office of Parent’s “Healthcare” business segment;

                WHEREAS, it is anticipated that Company will be spun off by Parent in 2007 as a separate publicly-traded corporation through issuance of a stock dividend to Parent’s shareholders (the “Separation”), as described in a Form 8-K filed by Parent on January 19, 2006;

                WHEREAS, Company and Executive desire to enter into this Employment Agreement to set forth certain material terms of Executive’s employment;

                NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                1.             POSITION/DUTIES.

                                (a)           Prior to the Separation, Executive shall continue to serve as Chief Executive Officer of Parent’s “Healthcare” business segment.  In this capacity, Executive shall have such duties, authorities and responsibilities as the Chairman, President and Chief Executive Officer of Parent (the “CEO”) shall designate that are consistent with Executive’s position.  Executive shall report to the CEO.

                                (b)           Upon and following the Separation, Executive shall serve as the Company’s Chief Executive Officer.  In this capacity, Executive shall have such duties, authorities and responsibilities as the Board of Directors of the Company (“Board”) shall designate that are consistent with Executive’s position.  Upon and following the Separation, Executive shall report to the Board.

Hereinafter, for ease of reference, the term “Employing Company” shall refer to “Parent” prior to the Separation and “Company” thereafter.

                                (c)           Executive’s employment shall be at will, meaning that such employment may be terminated by Executive or by the Employing Company at any time and for any reason, with or without notice, subject to the provisions of Section 3 hereof.

                                (d)           Executive shall devote substantially all of his business time (excluding periods of vacation and other approved leaves of absence) to the performance of his duties with the Employing Company, provided the foregoing shall not prevent Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the CEO or the Board (as applicable), serving on the board of directors or advisory boards of other companies; and (ii) managing his and his family’s personal investments so long as such activities do not materially interfere with the performance of his duties hereunder or create a potential business conflict or the appearance thereof. If at any time service on any board of directors or advisory board would, in the good faith judgment of the CEO or the Board (as applicable), conflict with Executive’s fiduciary duty to the Employing Company or create any appearance thereof, Executive shall promptly resign from such other board of directors or advisory board after written notice of the conflict is received from the CEO or the Board (as applicable). Service on the boards of directors or advisory boards disclosed by Executive to Parent on which he is serving as of the Effective Date is hereby approved by Parent and Company.

                                (e)           Executive further agrees to serve without additional compensation as an officer and/or director of any of the Employing Company’s subsidiaries and agrees that any amounts received from such corporation may be offset against the amounts due hereunder.  In addition, it is agreed that the Company may assign the Executive to one of its subsidiaries or affiliated companies for payroll purposes.

                2.             COMPENSATION AND BENEFITS.  Executive shall receive compensation for his services hereunder as determined by the Employing Company’s Board of Directors from time to time, including base salary, bonus and long-term incentive opportunity.  Any base salary shall be payable periodically in accordance with the Employing Company’s regular payroll practices.  In addition, Executive shall be entitled to participate in all employee benefit plans and programs of the Employing Company applicable to senior executives generally, as may be determined or modified from time to time.  Travel, business and entertainment expenses shall be reimbursed by the Employing Company in accordance with its then-applicable corporate policies.

Upon the occurrence of a “change in control” or a sale of the Employing Company on or prior to June 30, 2007, all shares of restricted stock previously granted to Executive that are still subject to risk of forfeiture shall become fully vested and nonforfeitable and all options to purchase common shares of the Employing Company (or any converted shares received in the separation) that remain unxercisable shall become fully exercisable and vested.  For purposes of this Section 2, “change in control” shall mean the first to occur of the following:

                (a) Any “person” (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange act of 1934 (the “Exchange Act”)) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 30% or more of Employing Company’s capital stock entitled to vote in the election of directors:

                (b) Persons who, as of the Effective Date (or with respect to the Company, as of the effective date of the Separation), constitute the board of Employing Company (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of Employing Company subsequent to the Effective Date (or with respect to the Company, subsequent to the effective date of the Separation) shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least three-quarters of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the board of Employing Company or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) other than the board of Employing Company, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

                (c) The shareholders of Employing Company approve any consolidation or merger of Employing Company, other than a merger of Employing Company in which the holders of the common stock of Employing Company immediately prior to the merger hold more than 50% of the common stock of the surviving corporation immediately after the merger;

                (d) The shareholders of Employing Company approve any plan or proposal for the sale or dissolution of Employing Company;

                (e) Substantially all of the assets of Employing Company are sold or otherwise transferred to parties that are not within a “controlled group of corporations” (as defined in Section 1563 of the Internal Revenue Code of 1986, as amended) in which the Employing Company is a member.

For avoidance of any doubt, the Separation does not constitute a “Change in Control” hereunder.

                3.             SEPARATION BENEFITS UPON TERMINATION OTHER THAN FOR CAUSE.  If Executive’s employment terminates for any reason other than termination by the Employing Company for Cause (as hereinafter defined), then the Employing Company shall pay or provide Executive with (i) a lump sum cash payment in an amount equal to two times the sum of (1) the greater of (a) his then-current base salary or (b) his base salary in effect as of the date immediately preceding the Effective Date and (2) the greater of (a) his then-current target annual bonus or (b) the greater of the average annual bonus (i) received by Executive or (ii) target for Executive, for two fiscal years of the Company immediately preceding the date of termination of employment; and (ii) subject to Executive’s continued co-payment of premiums, continued participation for two years in all health and welfare plans which cover Executive (and eligible dependents) upon the same terms and conditions (except for the requirements of Executive’s continued employment) in effect on the date of termination (or as amended from time to time).  The continuation of health benefits under this subsection shall not reduce or count against Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Any termination payments made and benefits provided under this Agreement to Executive shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Employing Company or its subsidiaries or affiliates (other than benefits under the Company’s employee benefit plans that by their terms survive termination of employment and COBRA benefits).

                The payments made to Executive under this Section 3 shall be made as soon as practical after his termination of employment; provided, that if and to the extent so required under Section 409A(a)(2)(B)(i) of the Internal Revenue Code, such payment or any applicable portion thereof shall be made no earlier than 6 months after the date of termination (or the date of Executive’s death, if earlier).

                                Executive acknowledges and agrees that the Separation shall not be deemed a “termination of employment” for any purpose under this Section 3, so long as his employment continues through the effective date of the Separation and he is employed immediately after the Separation by the Company as contemplated in Section 1(b).

                                For purposes of this Agreement, “Cause” shall mean: (i) conviction of a felony or misdemeanor involving dishonesty, theft, fraud or moral turpitude; Executive’s violation of Employing Company’s Code of Ethical conduct; or other willful misconduct conduct, that in each case, is materially and demonstrably injurious to Parent or the Company, or any of their affiliates, as applicable, monetarily or otherwise; or (ii) willful failure or refusal by Executive to substantially follow his reasonably assigned duties with the Employing Company or to follow the proper written direction of the CEO or Board, as applicable, after a written notice of demand is delivered to Executive by the CEO or Board, as applicable, which remains uncured for fifteen (15) days after written notice is given to Executive.  The Company must notify Executive of an event constituting “Cause” within 90 days following the knowledge of its existence or such event shall not constitute Cause under this Agreement.

5.                             Certain Additional Payments by the Company.

(a)   Gross-UP Payment.   If it shall be determined that any payment or distribution of any type to or in respect of Executive, by the Company or any other person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the total Payments.

(b)   Determination by Accountant.

(1)                   All computations and determinations relevant to this Section shall be made by a national accounting firm selected by the Company from among the five (5) largest accounting firms in the United States (the “Accounting Firm”), and reasonably acceptable to Executive, which firm may be the Company’s accountants.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Such determinations shall include whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code).  In making the initial determination hereunder as to whether a Gross-Up Payment is required, the Accounting Firm shall be required to determine that no Gross-Up Payment is required if, but only if, the Accounting Firm (A) concludes that (i) there has not occurred a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company (as such terms are defined in Section 280G of the Code) or (ii) no portion of the total Payments constitutes “parachute payments” (within the meaning of said Section 280)G), in either case on the basis of “substantial authority” (within the meaning of Section 6230 of the Code), and (B) provides an opinion to that effect to both the Company and Executive, including the reasons therefore and an option that Executive has substantial authority not to report any Excise Tax on his federal income tax return.  If the Accounting Firm determines that a Gross-Up Payment is required, the Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter both to the Company and Executive by no later than ten (10) days following the Date of Termination, or such earlier time as is requested by the Company or Executive (if Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax).

(2)                   If a Gross-Up Payment is determined to be payable, it shall be paid to Executive within 20 days after the Determination is delivered to the Company by the Accounting Firm.  Any determination by the Accounting Firm shall be binding upon the Company and Executive, absent manifest error.  Notwithstanding the foregoing, a Gross-up Payment shall be made as soon as practicable following a determination by the Internal Revenue Service that any portion for the Total Payments is subject to the Excise Tax.

(3)                   As a result of uncertainly in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the company which should not have been made (“Overpayments”).  In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred.  In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of Executive.

(4)                   In the case of any Overpayment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) Executive shall not in any event be obligated to return to the Company and amount greater than the net after-tax portion of the Overpayment that he has retained or as recovered as a refund from the applicable taxing authorities and (ii) this provision and all other provisions in this Agreement shall be interpreted in a manner consistent with the intent of this Section, which is to make Executive whole, on an after-tax basis, from the application of the Excise Taxes, it being acknowledged and understood that the correction of an Overpayment may result in Executive repaying to the Company and amount which is less than Overpayment.

(5)                   Executive shall notify the Company in writing of any claim by the Internal Revenue Service relating to the possible application of the Excise Tax under Section 4999 of the Code to any of the payments and amounts referred to herein and shall afford the Company, at its expense, the opportunity to control the defense of such claims.

(6)                   Executive shall cooperate with any reasonably requests by the company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax and shall be reimbursed by the Company, on an after-tax basis, for all costs, expenses, interest and penalties incurred by Executive in connection with any such contest or dispute.

                5.             RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement upon Executive’s termination of employment, beyond Accrued Amounts, shall only be payable if Executive delivers to the Employing Company a general release of all claims of Executive occurring up to the release date in the form of Exhibit A hereto (with such changes therein as may be necessary to make it valid and encompassing under applicable law) within 21 days of presentation thereof by the Employing Company to Executive.

                6.             (a)           CONFIDENTIALITY.  Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Employing Company, either during the period of Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Employing Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by the Employing Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Employing Company with prior notice of the contemplated disclosure and reasonably cooperates with the Employing Company at its expense in seeking a protective order or other appropriate protection of such information).  Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

                                (b)           NONSOLICITATION.  During Executive’s employment with the Employing Company and for the one year period thereafter, Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any managerial level employee of the Employing Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Employing Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee or (ii) any customer of the Employing Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Employing Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

                                (c)           NONCOMPETITION. Executive acknowledges that he performs services of a unique nature for the Employing Company that are irreplaceable, and that his performance of such services to a competing business will result in irreparable harm to the Employing Company. Accordingly, during Executive’s employment by the Employing Company hereunder and for the one year period thereafter, Executive agrees that he will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Employing Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which Executive has been involved to any extent (other than de minimis) at any time during the 12-month period ending with the date of termination, in any locale of any country in which the Employing Company conducts business. This Section 6(c) shall not prevent Executive from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict Executive from rendering services to charitable organizations, as such term is defined in Section 501(c)(3) of the Code.  In addition, Parent acknowledges and agrees that Executive’s continued employment by the Company and its subsidiaries and affiliates following the Separation shall not be deemed to violate the restrictions of this Section 6(c) as applicable to Executive’s employment by Parent.

                                (d)           NONDISPARAGEMENT. Each of Executive and the Employing Company (for purposes hereof, Employing Company shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party, or in the case of the Employing Company, its respective affiliates, employees, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 6(d).

                                (e)           EQUITABLE RELIEF AND OTHER REMEDIES. Executive acknowledges and agrees that the Employing Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Employing Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

                                (f)            REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

                                (g)           SURVIVAL OF PROVISIONS. The obligations contained in this Section 5 shall survive the termination or expiration of Executive’s employment with the Employing Company and shall be fully enforceable thereafter.

                7.             ASSIGNMENTS.

                                (a)           This Agreement is personal to each of the parties hereto. Except as provided in Section 7(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

                                (b)           Parent or Company (as applicable) may assign this Agreement to any successor to all or substantially all of the business and/or assets of the “Healthcare” business segment (before the Separation) or the Company (thereafter); provided that Parent or Company (as applicable) shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Parent or Company (as applicable) would be required to perform it if no such succession had taken place.

                8.             NOTICE.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Executive:

         At the address (or to the facsimile number)
         shown on the records of the Employing Company.

         If to Parent:

         Tyco International Ltd.
         The Zurich Centre
         Second Floor
         90 Pitts Bay Road
         Pembroke, HMO8, Bermuda
         Attention:  Corporate Secretary

         If to Company:

         Tyco Healthcare Ltd.
          The Zurich Centre
         Second Floor
         90 Pitts Bay Road
         Pembroke, HMO8, Bermuda
         Attention:  Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                9.             SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of Parent or Company, the terms of this Agreement shall control.

                10.           SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

                11.           COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

                12.           ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 6(e) hereof or damages for breach of Section 6, shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York in accordance with the J*A*M*S/ENDISPUTE Streamlined Arbitration Rules and Procedures or J*A*M*S/ENDISPUTE Comprehensive Arbitration Rules and Procedures, as applicable, but expressly excluding Rule 28 of the J*A*M*S/ENDISPUTE Streamlined Rules (Final Offer (or Baseball) Arbitration Option) and Rule 33 of the J*A*M*S/ENDISPUTE Comprehensive Rules (Final Offer (or Baseball) Arbitration Option), as the case may be (or any successor provisions). The arbitrator will be a former or retired judge selected from a list of those affiliated with J*A*M*S/ ENDISPUTE. The arbitrator will have the authority to permit discovery and to follow the procedures that he or she determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Employing Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 12 (including, without limitation, all reasonable legal fees incurred by Executive in connection with such arbitration.

                13.           INDEMNIFICATION. The Employing Company hereby agrees to indemnify Executive and hold him harmless to the fullest extent permitted by law and under the by-laws of the company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of his duties and obligations with the Employing Company.

                14.           LIABILITY INSURANCE. The Employing Company shall cover Executive under directors and officers liability insurance both during his employment by the Employing Company and, while potential liability exists, thereafter in the same amount and to the same extent as the Employing Company covers its other officers and directors.

                15.           MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Employing Company’s Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

                16.           FULL SETTLEMENT.  Except as set forth in this Agreement, the Employing Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Employing Company may have against Executive or others, except to the extent any amounts are due the Employing Company or its subsidiaries or affiliates pursuant to a judgment against Executive.  In no event shall Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer.

                17.           WITHHOLDING.  The Employing Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                18.           COMPLIANCE WITH CODE SECTION 409A.  If payment or provision of any amount or benefit hereunder at the time specified in this Agreement would fail to comply with the provisions of Section 409A of the Code because Executive is treated as a “specified” employee (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then such amount or benefit shall not be paid or provided at the time otherwise specified in this Agreement, but instead shall be paid or provided on the date that is six (6) months after the date of separation from service (or, if earlier, the date of Executive’s death). In addition, to the extent that any regulations or guidance issued under Code §409A (after application of the previous provision of this paragraph) would result in Executive being subject to the payment of interest or any additional tax under Code §409A, the Employing Company and Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Code §409A, which amendment shall have the minimum economic effect necessary on Executive and be reasonably determined in good faith by the Employing Company and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TYCO HEALTHCARE LTD.

By:	/s/ David Carrick
Name:	David Carrick
Title:	Director

RICHARD J. MEELIA

/s/ Richard J. Meelia

EXHIBIT A

FORM OF RELEASE

AGREEMENT AND GENERAL RELEASE

                Tyco Healthcare Ltd., its affiliates, subsidiaries, divisions, successors and assigns and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”) and Richard J. Meelia, his heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:

                1.             LAST DAY OF EMPLOYMENT. Employee’s last day of employment with Employer is DATE. In addition, effective as of DATE, Employee resigns from his position as Chief Executive Officer [of the Employer’s Healthcare business segment] [Tyco healthcare Ltd.] and will not be eligible for any benefits or compensation after DATE, other than as specifically provided in Section 3 of the employment agreement between Tyco Healthcare Ltd. and Employee dated as of _________________ (the “Employment Agreement”), subject to the Employee’s executing, delivering and not revoking Appendix 1 hereto. Employee further acknowledges and agrees that, after DATE, he will not represent himself as being a director, employee, officer, trustee, agent or representative of the Employer for any purpose and will not make any public statements relating to the Employer, other than general statements relating to his position, title or experience with the Employer, subject to the confidentiality provision under Section 6(a) of the Employment Agreement and in no event will the Employee make any statements as an agent or representative of the Employer. In addition, effective as of DATE, Employee resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Employer or any benefit plans of the Employer. These resignations will become irrevocable as set forth in Section 3 below.

                2.             CONSIDERATION. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 5 of the Employment Agreement.

                3.             REVOCATION. Employee may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to the Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to SENIOR VICE PRESIDENT OF HUMAN RESOURCES’ NAME, or her designee, or mailed to the Employer at the notice address set forth in the Employment Agreement and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

                4.             GENERAL RELEASE OF CLAIMS. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

—	The National Labor Relations Act, as amended;

—	Title VII of the Civil Rights Act of 1964, as amended;

—	The Civil Rights Act of 1991;

—	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

—	The Employee Retirement Income Security Act of 1974, as amended;

—	The Immigration Reform and Control Act, as amended;

—	The Americans with Disabilities Act of 1990, as amended;

—	The Age Discrimination in Employment Act of 1967, as amended;

—	The Older Workers Benefit Protection Act of 1990;

—	The Worker Adjustment and Retraining Notification Act, as amended;

—	The Occupational Safety and Health Act, as amended;

—	The Family and Medical Leave Act of 1993;

—	The STATE Civil Rights Act, as amended;

—	The STATE Minimum Wage Law, as amended;

—	Equal Pay Law for STATE, as amended;

—	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

—	Any public policy, contract, tort, or common law; or

—	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

                Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) the Employee’s rights of indemnification and directors and officers liability insurance coverage to which he was entitled immediately prior to DATE with regard to his service as an officer of the Employer (including, without limitation, under Sections 13 and 14 of the Employment Agreement); (ii) the Employee’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Employer or under COBRA; (iii) the Employee’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iv) the Employee’s rights as a stockholder.

                5.             NO CLAIMS PERMITTED.  Employee waives his right to file any charge or complaint against Employer arising out of his employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Employee waives his right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Employee under the Age Discrimination In Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

                6.             AFFIRMATIONS. Employee affirms he has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum or form. Employee further affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in

Section 3 of the Employment Agreement. Employee also affirms he has no known workplace injuries.

                7.             CONFIDENTIALITY; COOPERATION; RETURN OF PROPERTY. Employee agrees not to disclose any information regarding the circumstances surrounding the cessation of his employment, or the existence, terms, or conditions of this Agreement and General Release, to any person or entity whatsoever, including without limitation, any members of the media (including, but not limited to, print journalists, newspapers, radio, television, cable, satellite programs, or Internet media) or any Internet web page or “chat room,” or any other entity or person, with the exception of Employee’s spouse, accountant, tax advisor, and/or attorneys. Notwithstanding the aforementioned provision, nothing herein shall preclude, Employee from divulging any information to any agency of the federal, state, or local government pursuant to an official request by such government agency or pursuant to court order (provided that the Employee provides the Employer with prior notice of the contemplated disclosure and reasonably cooperates with the Employer at its expense in seeking a protective order or other appropriate protection of such information). Employee agrees to reasonably cooperate with the Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during his employment in which he was involved or of which he has knowledge. The Employer will reimburse the Employee for any reasonable pre-approved out-of-pocket travel, delivery or similar expenses incurred in providing such service to the Employer. Employee represents that he has returned to the Employer all property belonging to the Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards.

                8.             GOVERNING LAW AND INTERPRETATION. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provision. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

                9.             NONADMISSION OF WRONGDOING. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this

Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

                10.           AMENDMENT. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

                11.           ENTIRE AGREEMENT. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 6 thereof, shall survive and continue in full force and effect. Employee acknowledges he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release.

                EMPLOYEE HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

                EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

                HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS IN SET FORTH IN THE EMPLOYMENT AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

Tyco Healthcare Ltd.

By:
RICHARD J. MEELIA		SENIOR VICE PRESIDENT OF
HUMAN RESOURCES’ NAME

Date:		Date:

MR. RICHARD J. MEELIA

                 Re: Agreement and General Release

Dear Rich:

         This letter confirms that on DATE, I personally sent to you the enclosed Agreement and General Release. You have until DATE to consider this Agreement and General Release, in which you waive important rights, including those under the Age Discrimination in Employment Act of 1967. To this end, we advise you to consult with an attorney of your choosing prior to executing this Agreement and General Release.

Regards,

SENIOR VICE PRESIDENT OF
HUMAN RESOURCES’ NAME
[Tyco International Ltd.]
[Tyco Healthcare Ltd.]

APPENDIX 1

SENIOR VICE PRESIDENT OF
HUMAN RESOURCES’ NAME
[Tyco International Ltd.] [Tyco Healthcare Ltd.]

                      Re: Agreement and General Release

Dear NAME,

         On __________ [date] I executed an Agreement and General Release between [Tyco Healthcare Ltd.] and me. I was advised by [Tyco Healthcare Ltd.], in writing, to consult with an attorney of my choosing, prior to executing this Agreement and General Release.

         More than seven (7) calendar days have expired since I executed the above-mentioned Agreement and General Release. I have at no time revoked my acceptance or execution of that Agreement and General Release and hereby reaffirm my acceptance of it. Therefore, in accordance with the terms of our Agreement and General Release, I request payment of the monies and benefits described in Section 3 of the Employment Agreement.

Regards,

Signed:
RICHARD J. MEELIA